UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified In Its Charter)

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March 2, 2009

Dear Fellow Orthofix Shareholder:

As you may know, Orthofix will hold a Special Meeting of Shareholders on April 2, 2009 to consider the proposals of a hedge fund, Ramius LLC. The Board and management of Orthofix strongly object to this group’s proposals for the Company and we want you to have the facts. Your Board has a carefully considered and well thought out business strategy which we believe will create substantial shareholder value. We urge you to reject the Ramius solicitation and instead vote the Company’s BLUE proxy card.

Ramius is an opportunistic, activist hedge fund that has engaged in numerous proxy contests over the past several years. Ramius owns just over 5 percent of Orthofix common shares outstanding, yet Ramius is seeking to gain control of nearly half of the Company’s Board seats (4 out of 10 seats) with a proposed slate of inexperienced and problematic directors.  It is difficult for your Board to take instruction from a hedge fund that appears to be unable to manage its own affairs.  For example, according to published reports, in the last year Ramius was forced to close four of its funds.  Moreover, since beginning this proxy contest, Ramius has demonstrated that, unlike your Board, they have no plan. At first they wanted to remove the Company's CEO from the Board, now they don't.  Their original core strategy was to sell our Blackstone Medical subsidiary at any price, now they say they have “no present plans to pursue [any] specific strategies.”

We are seeking your support to prevent Ramius from removing four experienced and highly qualified Orthofix directors that support the current growth path of Orthofix’s businesses and replacing them with four nominees handpicked by Ramius that support an ill-advised program that has now changed several times in the six months during which Ramius has been buying shares.

Your Board is committed and has a plan for creating shareholder value.  We urge you to vote AGAINST the Ramius proposals using our BLUE proxy card and simply discard the gold Ramius card.

RECENT DEVELOPMENTS SUPPORT ORTHOFIX’S  STRATEGY

Ramius’ proposals threaten to disrupt the significant progress that new management at Orthofix and Blackstone are making in executing the Company’s strategic plan. The Company has announced a number of positive developments recently that contravene many if not all of the original assertions that Ramius made in its original letter to you.  These include:

•
On February 12, the Company released its full year 2008 results and 2009 guidance, showing substantial improvement in the operating performance of the spinal implant and biologic business, including increased revenue, a higher gross profit margin and lower adjusted operating expenses. These encouraging results followed a number of other recent positive developments, including:

o
On February 11, Orthofix announced the acceleration of the launch date of Trinity® Evolution™, the next generation adult stem cell-based allograft developed in collaboration with the Musculoskeletal Transplant Foundation (MTF). The limited market release is now expected to occur by May 1st of this year, two months ahead of schedule. This development followed a December 15, 2008 announcement that Orthofix and MTF had achieved a major development milestone, which was also ahead of schedule.

o
Orthofix also initiated the limited market release of two new products, the Firebird™ pedicle screw system and the PILLAR™ SA interbody device, both of which are expected to be fully launched in the first quarter of 2009.

o	In December 2008 Orthofix made a $10 million partial debt repayment, ahead of the scheduled maturity date, which increased the Company's flexibility in executing its operating plan.

o
In February 2009, the Company made a second, $7 million, partial debt repayment and announced a consolidation plan that will create cost savings and synergies between the operating groups of the Company.

WHO IS RAMIUS?

Ramius is an activist hedge fund that only recently began acquiring Orthofix shares, with its first purchases in September 2008.  Despite being a shareholder for less than six months and owning just over 5% of our Company’s outstanding shares, Ramius seeks to replace 40% of the Orthofix Board with its own hand-picked nominees.  In these six short months Ramius has changed its mind on critical issues:

•	Ramius initially proposed removal of our Company’s CEO from the Board, then reversed course - a flip-flop of position that shows poor planning and poor judgment on corporate governance matters; and

•	Ramius first stated that it was committed to a sale of Blackstone Medical and now it states that “its nominees have no present plans to pursue [any] specific strategies.”

In addition, Ramius has repeatedly stated that the Company needs to engage a strategic financial advisor while either being unaware or otherwise ignoring the fact that the Company has been working with Morgan Stanley since June 2008 – well before Ramius’ initial investment in the Company.

We believe that Ramius has clearly demonstrated (and even stated at times) that it has no plan or strategy with respect to how it is going to enhance shareholder value for all shareholders.

WE BELIEVE RAMIUS’ PROPOSED NOMINEES ARE UNQUALIFIED
AND WILL DISRUPT PROGRESS AT ORTHOFIX

In our view, two of the nominees that Ramius has recommended for the Orthofix Board are highly problematic, and shareholders should question the judgment of a firm that would put forth such nominees.  While Ramius apparently believes our concerns are nothing more than personal attacks, we disagree.  The backgrounds and experience of Ramius’ nominees are critical in assessing whether they are deserving of board seats and will provide additional value to our Board.  In making your voting decisions, we believe you should consider the following:

•
Peter A. Feld is a 29-year-old employee of Ramius with no experience in the health care industry and a strikingly thin (and disconcerting) record of service on just two public company boards: Sharper Image, an American retailing icon which filed for bankruptcy and eventual liquidation shortly after Mr. Feld's departure, and CPI Corp., a portrait studio company, recently threatened with delisting by the New York Stock Exchange.

•
Steven J. Lee previously founded and served as CEO of PolyMedica Corporation, and left the company while it was embroiled in a major Medicare fraud investigation. After he left, the company was forced to pay $35 million to settle the lawsuit. We are concerned about the perception that might be created by Mr. Lee’s presence on our Board, and fear that his presence would detract from the positive steps we have taken related to Orthofix's implementation of Integrity Advantage™, our Corporate Compliance and Ethics Program.

Frankly, the Board is deeply troubled by the respective backgrounds of both Mr. Lee and Mr. Feld, as well as Ramius’ efforts to impose these two people on our team, our culture and our organization.

EXPERTS AGREE THAT WE ARE MAKING PROGRESS

Recently, two separate industry analysts covering Orthofix pointed out risks associated with Ramius’ proxy contest:

“Orthofix is in a position where it must execute its current strategy through 2009 to achieve its guidance.  Ramius, an investment management firm with a stake in OFIX, has made an aggressive push to hold a special shareholders meeting to call into questions the suitability of the Blackstone acquisition, and is attempting to appoint four new individuals to the Orthofix board of directors.  We believe any attempt to divest the Blackstone business in a fire sale would disrupt Orthofix’s current strategies and limit the company’s near-term and long-term potential.” Canaccord Adams, February 18, 2009

“On one hand, we agree that the Ramius proposal to sell the Blackstone unit would likely result in an immediate increase in shareholder value, but this may not necessarily be the best long-term strategic move for the company.  We believe management is taking appropriate steps to successfully turn around its spine business.” Susquehanna International Group, February 24, 2009

RAMIUS HAS SHOWN NO INTEREST IN AVOIDING
A DISRUPTIVE AND COSTLY PROXY CONTEST

We have met with Ramius on a number of occasions since they began purchasing shares of Orthofix in September 2008.   We have indicated to Ramius that we are willing to negotiate a reasonable compromise that would include board representation consistent with its short tenure as a shareholder and in line with the size of its Orthofix holdings (5.5%).  However, Ramius continues to insist on replacing four of our ten directors.  Further, it remains adamant that any representation on our Board include Peter Feld.  Mr. Feld is a 29-year old Ramius employee who is not even listed as an officer on Ramius LLC’s own website, and does not appear to have any health care industry experience.  Mr. Feld recently served on the board of Sharper Image just prior to its bankruptcy.  Moreover, in 2008, Mr. Feld joined the board of CPI Corp, a portrait studio company that was recently notified by the New York Stock Exchange (NYSE) that it was in danger of being delisted.  CPI is currently subject to quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure that the company continues to follow a plan to restore CPI’s compliance with the exchange’s listing standards.

Equally as troubling to our board is that Ramius has nominated Steven Lee, the former President, CEO and Chairman of the Board of PolyMedica, a company he left in 2002 following the initiation of a Medicare fraud investigation by the U.S. Department of Justice that ultimately led to PolyMedica paying $35 million in fines to settle allegations of misconduct.   Given the progress that Orthofix has made in preventing just such problems through the implementation of its Integrity Advantage program, we believe shareholders should carefully consider Ramius’ judgment in its selection of nominees, including Mr. Feld and Mr. Lee, and whether supporting its effort to replace 40 percent of the Orthofix Board with its hand-picked nominees is in the best interest of your investment in Orthofix.

Despite these concerns, and consistent with our governance practices, we have publicly and privately offered to meet with the two other Ramius nominees in a good faith effort to determine whether either of them may be qualified to serve on the Board, and to perhaps avoid a costly and distracting proxy contest.  However, we have yet to receive a response from Ramius regarding these offers.

We have also offered to share certain confidential information with Ramius in order to better explain our position with regard to Blackstone and other matters. In return we would, of course, require that Ramius agree to certain non-disclosure and non-divestiture requirements to remain in compliance with SEC regulations. They have refused this offer, however, and we believe they have done so in order to remain flexible in their trading of Orthofix stock – a position that seems inconsistent with a shareholder that intends to take a long-term interest in the Company.  While we do not know whether disclosure of additional information to Ramius would have resolved its concerns, we are deeply troubled by their unwillingness to become fully informed prior to engaging in an expensive and distracting proxy contest.

Ramius has refused every overture that Orthofix has made to try to avoid a costly and disruptive proxy contest. It is now clear that this special meeting will occur a mere two months before Orthofix’s regularly-scheduled annual meeting of shareholders, which happens at the same time every year. Ramius knew the timing of the regular annual meeting, and chose to pursue a costly special meeting regardless.  We believe this is a terrible waste of shareholder resources.

ORTHOFIX IS COMMITTED TO BEST-IN-CLASS
CORPORATE GOVERNANCE

The Orthofix Board of Directors includes leading financial and industry experts, and has adopted best-in-class corporate governance practices for the Company. In particular:

•	Our Board of Directors is not staggered, with all directors standing for re-election at each annual meeting of shareholders;

•	We do not have a shareholder rights plan, commonly referred to as a “poison pill”, that would impede an acquisition of the Company;

•	The Company’s Chairman and CEO roles are separated; and

•	All of the members of the Board’s Audit, Compensation, and Nominating & Corporate Governance committees are independent.

Particularly in these challenging economic times, the Board and management team of Orthofix are focused on maximizing value for all of the Company’s shareholders, rather than focusing solely on the interests of any single group.

WE URGE YOU TO SUPPORT YOUR BOARD.  PLEASE VOTE THE BLUE PROXY CARD AS RECOMMENDED BY YOUR BOARD AND REJECT THE RAMIUS PROGRAM.

Sincerely,

Orthofix Board of Directors

For assistance in voting your shares, please call 199 Water Street, 26th Floor New York, NY 10038 Toll free (800) 323-4133 Banks and Brokerage Firms please call (212) 440-9800